Registration No. 333-280925

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FATPIPE, INC.

(Exact name of registrant as specified in its charter)

Utah	7372	27-1113325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

392 East Winchester Street, Fifth Floor

Salt Lake City, Utah 84107

(801) 281-3434

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Ragula Bhaskar

Sanchaita Datta

FatPipe, Inc.

392 East Winchester Street, Fifth Floor

Salt Lake City, Utah 84107

(801) 281-3434

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq. Matthew Siracusa, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700	Joseph Lucosky, Esq. Scott Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395 400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment to the Registration Statement on Form S-1 (File No. 333-280925) is filed solely to amend Item 16 of Part II thereof in order to update certain exhibits thereto. This Amendment does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

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ITEM 16. EXHIBITS

(a) Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1*	Articles of Incorporation of FatPipe, Inc., dated October 14, 2009
3.2*	Amended and Restated Articles of Incorporation of FatPipe, Inc., dated October 14, 2010
3.3*	Restated Articles of Incorporation of FatPipe, Inc., dated November 19, 2021
3.4*	Certificate of Amendment to the Restated Certificate of Incorporation of FatPipe, Inc., dated June 20, 2024
3.5*	Bylaws of FatPipe, Inc., dated October 14, 2010
5.1	Legal Opinion of Dentons US LLP
10.1*#	Form of Equity Incentive Plan
10.2*	Business Loan Agreement, Commercial Security Agreement, Intellectual Property Security Agreement and Promissory Note, dated January 25, 2023 by and among Celtic Bank Corporation, FatPipe, Inc., and its subsidiaries named therein
10.3*	Office Lease, dated November 26, 2018, by and between WCF Mutual Insurance Company and Fat Pipe Networks, Inc.
10.4*	First Amendment to Office Lease, dated January 24, 2024, by and between WCF Mutual Insurance Company and FatPipe Networks, Inc.
10.5*	Lease Deed, dated January 1, 2018, by and between Back Office Xtensions India Pvt. Ltd. and FatPipe Networks Pvt., Ltd.
10.6*	Lease Deed, dated April 1, 2020, by and between Back Office Xtensions India Pvt. Ltd. and FatPipe Networks Pvt., Ltd.
21.1*	Subsidiaries of the Registrant
23.1	Consent of Suri & Co.
23.2	Consent of Dentons US LLP (Included in Exhibit 5.1)
24.1*	Powers of Attorney
99.1*	Consent of I. Bobby Majumder, as director nominee
99.2*	Consent of Ajay Tandon, as director nominee
99.3*	Consent of Jean Turgeon, as director nominee
99.4*	Audit Committee Charter
99.5*	Compensation Committee Charter
99.6*	Nominating and Corporate Governance Committee Charter
99.7*	Clawback Policy
99.8*	Whistleblower Policy
107	Filing Fee Table

#	Management contract or compensatory plan, contract, or arrangement.
*	Previously Filed
**	To be filed by amendment.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murray, Utah, on the 7th day of February, 2025.

FATPIPE, INC.

By:	/s/ Ragula Bhaskar, Ph.D.
Ragula Bhaskar, Ph.D.
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/s/ Ragula Bhaskar, Ph.D.	Co-Founder, Chief Executive Officer, Chairman of the Board of Directors, and Director	February 7, 2025
Ragula Bhaskar, Ph.D.	(Principal Executive Officer)

/s/ Sanchaita Datta	Co-Founder, President, Chief Technical Officer, Principal Financial Officer and Director	February 7, 2025
Sanchaita Datta	(Principal Accounting Officer)

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